EXHIBIT B

Form of Nominee Agreement

NOMINATION AGREEMENT

1.       This Nomination Agreement (the "Agreement"), is by and between JANA Partners LLC ("JANA," "we" or "us") and [NOMINEE] ("you").

2.       You agree that you are willing, should we so elect, to become a member of a slate of nominees (the "Slate") of a JANA affiliate (the "Nominating Party") which nominees shall stand for election as directors of EQT Corporation ("EQT") in connection with a proxy solicitation (the "Proxy Solicitation") which may be conducted in respect of the 2018 annual meeting of stockholders of EQT (including any adjournment or postponement thereof or any special meeting held in lieu thereof, the "Annual Meeting") or appointment or election by other means, including in connection with a negotiated settlement or similar understanding between JANA and EQT. You further agree, subject to the terms and conditions hereof, to serve as a director of EQT if so elected or appointed. JANA agrees on behalf of the Nominating Party to pay the costs of the Proxy Solicitation. JANA also agrees on behalf of the Nominating Party to pay you, (i) $75,000 in cash within three (3) business days of the date hereof and (ii) in the event that you are elected or appointed as a director of EQT, $180,000 in cash within three (3) business days of such election or appointment, provided that to the extent that you do not own on the date of such election or appointment shares of common stock of EQT ("Shares") with a market value (based on the closing price of the Shares on the date of such election or appointment) equal to at least the estimated after-tax proceeds of $255,000 (assuming a combined federal, state and city tax rate of 45%, rounded to the nearest whole dollar), you agree to purchase an amount of Shares, with a market value (based on the closing price of the Shares on the date of such election or appointment) equivalent to at least the difference between (1) such after-tax amount and (2) the market value (based on the closing price of the Shares on the date of such election or appointment) of Shares you may already own on the date of such election or appointment, within ten (10) business days of such election or appointment (or such longer period as may be required to comply with any legal or regulatory requirements, including applicable laws prohibiting transactions in securities while in possession of material non-public information, or policies of the Board or EQT). You agree to hold any Shares purchased by you in accordance with this paragraph (and any other Shares purchased by you which were taken into account in satisfying the share ownership obligation set forth in the prior sentence) until at least the later of (A) the first date as of which you are no longer a director of EQT and (B) three (3) years from the date of such appointment or election; provided, however, that in the event EQT enters into any merger, consolidation, business combination, sale of substantially all its assets or similar transaction with or involving a third party (a "Liquidity Event"), you may sell, transfer or exchange such Shares in accordance with the terms of such Liquidity Event.

3.       JANA agrees on behalf of itself and the Nominating Party that, so long as you actually serve on the Slate, JANA will defend, indemnify and hold you harmless from and against any and all losses, claims, damages, penalties, judgments, awards, settlements, liabilities, costs, expenses and disbursements (including, without limitation, reasonable attorneys' fees, costs, expenses and disbursements) incurred by you in the event that you become a party to, or are threatened to be made a party to, or are a witness or other participant in, or are threatened to be a witness or other participant in, any civil, criminal, administrative or arbitrative action, suit or proceeding, and any appeal thereof, (i) relating to your role as a nominee for director of EQT on the Slate, or (ii)

otherwise arising from or in connection with or relating to the Proxy Solicitation. JANA will advance on your behalf any and all expenses (including, without limitation, reasonable attorneys' fees, costs, expenses and disbursements) actually and reasonably incurred by you in such action, regardless of whether you are ultimately determined to be entitled to such indemnification or advancement of expenses. Your right of indemnification hereunder shall continue after the Annual Meeting has taken place but only for events that occurred at or prior to the Annual Meeting or claims arising as a result of the Annual Meeting or Proxy Solicitation and on or subsequent to the date hereof. Anything to the contrary herein notwithstanding, JANA is not indemnifying you for any action taken by you or on your behalf that occurs prior to the date hereof or subsequent to the conclusion of the Proxy Solicitation or such earlier time as you are no longer a nominee on the Slate or for any actions taken by you as a director of EQT, if you are elected. Nothing herein shall be construed to provide you with indemnification for any claims arising from (i) your violation of any provision of state or federal law in connection with the Proxy Solicitation, unless you demonstrate that your action was taken in good faith and in a manner you reasonably believed to be in or not opposed to the best interests of the Proxy Solicitation; (ii) your action in a manner that constitutes gross negligence or willful misconduct; or (iii) your provision of false or misleading information, or omission of material information, in the JANA Questionnaire (as defined below) or otherwise in connection with the Proxy Solicitation. You shall promptly notify JANA in writing in the event of any third-party claims actually made against you or known by you to be threatened if you intend to seek indemnification hereunder in respect of such claims; provided, however, that any failure or delay by you to notify JANA of any claim shall not relieve JANA of any liability which JANA may have to you except only to the extent that any such delay in giving or failure to give notice as required materially prejudices the defense of such claim. In addition, upon your delivery of notice with respect to any such claim, JANA shall promptly assume control of the defense of such claim with counsel chosen by JANA and shall advise you of the progress thereof and all significant actions proposed; provided, however, if you have reasonably concluded that such counsel has a conflict of interest in representing both JANA and you or that you have reasonably concluded that there may be legal defenses available to you that are different from or additional to those available to JANA, you shall be entitled to control your own defense and the reasonable fees and expenses of your counsel shall be at the expense of JANA. JANA shall not be responsible for any settlement of any claim against you covered by this indemnity without its prior written consent. However, JANA may not enter into any settlement of any such claim without your written consent unless such settlement includes (i) no admission of liability or guilt by you, (ii) no requirement that you refrain from any specified activity, and (iii) an unconditional release of you from any and all liability or obligation in respect of such claim. If you are required to enforce the obligations of JANA in this Agreement in a court of competent jurisdiction, or to recover damages for breach of this Agreement, JANA will pay on your behalf, in advance, any and all expenses (including, without limitation, reasonable attorneys' fees, costs, expenses and disbursements) actually and reasonably incurred by you in such action, regardless of whether you are ultimately determined to be entitled to such indemnification or advancement of expenses.

4.       You understand that it may be difficult, if not impossible, to replace a nominee who, such as yourself, has agreed to serve on the Slate and, if elected, as a director of EQT if such nominee later changes his mind and determines not to serve on the Slate or, if elected, as a director of EQT. Accordingly, JANA is relying upon your agreement to serve on the Slate and, if elected, as a director of EQT. In that regard, you may be supplied with a questionnaire (the "JANA Questionnaire") in which you will provide JANA with information necessary for the Nominating Party to make appropriate disclosure to EQT and to use in creating the proxy solicitation materials to be sent to stockholders of EQT and filed with the Securities and Exchange Commission ("SEC") in connection with the Proxy Solicitation. In the event that the Nominating

Party files with the SEC any proxy solicitation materials, the Nominating Party agrees to provide you with an opportunity to comment on those sections of the proxy solicitation materials that relate to any personal information concerning you contained in such materials.

5.       You agree that (i) upon request you will promptly complete, sign and return the JANA Questionnaire, (ii) your responses in the JANA Questionnaire will be true, complete and correct in all material respects, and (iii) you will provide any additional information as may be reasonably requested by JANA. In addition, you agree that upon our request you will execute and return a separate instrument confirming that you consent to being nominated by the Nominating Party for election as a director of EQT and, if elected, consent to serving as a director of EQT. Upon being notified that you have been chosen, we and the Nominating Party may forward your consent and completed JANA Questionnaire (or summary thereof), to EQT, and we and the Nominating Party may at any time, in our and their discretion, disclose the information contained therein, as well as the existence and contents of this Agreement. Furthermore, you understand that we may elect, at our expense, to conduct a background and reference check on you and you agree to complete and execute any necessary authorization forms or other documents required in connection therewith; provided, however, we agree to keep the results of any such background and reference check strictly confidential.

6.       You further agree that (i) you will treat confidentially all information relating to the Proxy Solicitation which is non-public, confidential or proprietary in nature; (ii) you will not issue, publish or otherwise make any public statement or any other form of communication relating to EQT or the Proxy Solicitation without the prior approval of JANA; and (iii) you will not agree to serve, or agree to be nominated to stand for election by EQT or any other stockholder of EQT (other than JANA), as a director of EQT without the prior approval of JANA.

7.       In addition to the purchases of Shares required by the second paragraph above, you or your affiliates may invest in securities of EQT. With respect to any such purchases during the term of this Agreement, (i) you agree to consult with JANA and provide necessary information following such purchases so that we may comply with any applicable disclosure or other obligations which may result from such investment and (ii) JANA or its affiliates shall prepare and complete, at its sole expense, any required disclosures including all regulatory filings related thereto. With respect to any purchases made pursuant to this paragraph you agree on behalf of yourself and your affiliates not to dispose of any such securities prior to the termination of this Agreement; provided, however, that in the event that the Nominating Party or any of its affiliates dispose of any Shares during the term of this Agreement, of which dispositions you shall be promptly notified, you and your family members or affiliates will be permitted to sell in the aggregate a pro rata amount.

8.       Each of us recognizes that should you be elected or appointed to the Board of Directors of EQT all of your activities and decisions as a director will be governed by applicable law and subject to your fiduciary duties, as applicable, to EQT and to the stockholders of EQT and, as a result, that there is, and can be, no agreement between you and JANA that governs the decisions which you will make as a director of EQT.

9.       This Agreement shall automatically terminate on the earliest to occur of (i) the conclusion of the Annual Meeting, (ii) your election or appointment to the Board of Directors of EQT, or (iii) the termination of the Proxy Solicitation; provided, however, that the second, third, your confidentiality obligations in the sixth, eighth, and tenth paragraphs of this Agreement shall survive such termination.

10.   This Agreement sets forth the entire agreement between JANA and you as to the subject matter contained herein, and cannot be amended, modified or terminated except by a writing executed by JANA and you. Any prior agreements with respect to this subject matter are hereby terminated.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law. Any legal action or proceeding arising out of the provisions of this Agreement shall be brought and determined in the United States District Court for the Southern District of New York located in the Borough of Manhattan or the courts of the State of New York located in the County of New York.

[Signature Page Follows]

Agreed to as of the date both parties have signed:

JANA PARTNERS LLC

By:

Name:

Title:

Date:

___________________________

Name: [NOMINEE]

Date: